Exhibit 99.1

OPTIO SOFTWARE REPORTS FOURTH QUARTER

AND ANNUAL RESULTS FOR FISCAL 2005

•	Annual net income increases 21%

•	Second consecutive year of profitable operations

ALPHARETTA, GEORGIA – April 14, 2005 – Optio Software (OTCBB:OPTO.OB) today announced financial results for its fourth fiscal quarter and for the fiscal year ended Jan. 31, 2005.

Fourth Quarter and Annual 2005 Revenues

Fourth quarter revenue was $7.7 million, equaling results from the same period in the prior year. Revenues for the year-to-date period increased 4% from $27.3 million for the year ended Jan. 31, 2004, to $28.4 million for the year ended Jan. 31, 2005.

Net Income

Net income for the fourth quarter was $305,000 and diluted earnings per share (EPS) were $0.01, down from net income of $889,000 and diluted EPS of $0.04 in the prior-year period.

Net income for the year ended Jan. 31, 2005, was $1.7 million, up 21% as compared to net income of $1.4 million for the year ended Jan. 31, 2004. Diluted earnings of $0.07 per share increased $0.01 year over year as compared to results for the previous year of $0.06 per share.

“We believe the underlying fundamentals of our business remain sound as evidenced by our second consecutive year of profitability and consistent earnings per share growth,” said Wayne Cape, chairman, president and chief executive officer of Optio Software. “We are confident that the significant investments we are making across the company will help us build sales and marketing momentum for Optio’s full-lifecycle document output management and electronic health record solutions.”

Software, Subscription, Services and Maintenance Revenues and Costs of Revenue

During the fourth quarter, overall revenues totaled $7.7 million. Software license revenues declined 18% to $2.9 million, compared to $3.6 million in the fourth quarter of the prior year. The decline in software license revenue was largely offset by the addition of a new revenue stream, subscription-based licensing contracts, which contributed $513,000 in subscription fees to the quarter ended Jan. 31, 2005. Services and maintenance revenues rose 3% to $4.3 million for the three months ended Jan. 31, 2005, compared to $4.1 million for the same period in fiscal 2004. Total costs of revenue decreased 9% to $1.7 million in the fourth quarter of fiscal 2005 from $1.9 million reported during the same quarter in the prior year.

Software license revenue for the fiscal year ended Jan. 31, 2005, was $10.2 million, unchanged from the prior year. Services, maintenance and other revenue increased 1% to $17.3 million in the year ended Jan. 31, 2005, compared to $17.1 million in the year ended Jan. 31, 2004. Subscription-based licensing contracts contributed $930,000 in subscription fees to the year ended Jan. 31, 2005. Total costs of revenue decreased 4% from $6.8 million during the year ended Jan. 31, 2004 to $6.5 million for the year ended Jan. 31, 2005.

Operating Expenses

Optio continued to reflect its investment in sales and marketing and research and development, reporting an increase in total operating expenses of 14% to $5.7 million during the fourth quarter of fiscal year 2005, compared to $5.0 million for the three months ended Jan. 31, 2004. Total operating expenses increased to $20.3 million for the year ended Jan. 31, 2005, compared to $19.6 million for the prior year.

Balance Sheet

The company closed the year with $5.4 million in cash, compared to $5.3 million as of January 31, 2004. However, Optio generated $1.7 million dollars in additional free cash flow from operations and other activities and used approximately $1.6 million in cash to acquire VertiSoft Corporation, including the payment of the debts assumed in that acquisition, in August 2004. The company had no outstanding balance on its line of credit as of Jan. 31, 2005. In addition, the company’s days’ sales outstanding (DSO) were 56 in the fourth fiscal quarter of 2005, compared to 55 days during the third fiscal quarter.

Fourth Quarter Highlights

•	Optio introduced Optio Imaging SolutionsTM, a new suite of intelligent data capture and imaging software designed to help customers achieve increased levels of speed, accuracy and functionality in their document-driven processes.

•	Optio entered a channel partnership with RCM Technologies, Inc. (NASDAQ:RCMT), a leading reseller of enterprise software solutions to manufacturers in North America and IT services provider.

•	Sales of Optio solutions to new customers included Resurrection Healthcare, MKS Instruments, Inc., OSI Pharmaceuticals, Inc. and Andrews Corporation.

About Optio

Optio Software’s imaging, output and print management solutions help enterprises reduce the cost, time and complexity of managing the entire lifecycle of their critical transactional documents and other output and achieve higher levels of efficiency and accuracy in their document-driven business processes. Founded in 1981, Optio Software has world headquarters in Alpharetta, Georgia, European headquarters in Paris and sales offices in Germany and the United Kingdom. More information about Optio Software (OTC BB:OPTO.OB) is available at OptioSoftware.com.

© Copyright 2005, Optio Software, Inc. All Rights Reserved. Optio is a registered trademark and Optio Imaging Solutions is a trademark of Optio Software, Inc. Other companies and products mentioned in this document are the property of their respective owners.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, the collectibility of Optio’s accounts receivable and note receivable (specifically, the M2 note receivable), fluctuations in operating results because of acquisitions or dispositions, failure to integrate new products and newly acquired companies, diversion of management resources relating to acquisitions, reduction in cash reserves relating to acquisitions, challenges relating to acquisitions and the possibility that this may cause Optio to no longer be profitable, the negative effect on Optio’s earnings relating to the amortization or potential write-down of acquired assets or goodwill, failure to retain the business relationships with existing customers of acquisitions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays or inability in developing new or unique software, market acceptance of new products, the failure of new products to operate as anticipated, expectation of achieving and sustaining operating profits and earnings, including the timing of such cash flow and company performance, disputes regarding Optio’s intellectual property, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to Optio’s most recent Quarterly Report on Form 10-Q. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Annual Report of Form 10-K that Optio will file on or before May 1, 2005.

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended January 31,		Year Ended January 31,
	2005	2004	2005	2004
Revenue:
License fees	$2,932	$3,570	$10,175	$10,205
Subscription fees	513	—	930	—
Services, maintenance, and other	4,273	4,143	17,262	17,110

	7,718	7,713	28,367	27,315

Cost of revenue:
License fees	206	151	650	436
Services, maintenance, and other	1,530	1,766	5,891	6,358

	1,736	1,917	6,541	6,794

	5,982	5,796	21,826	20,521

Operating expenses:
Sales and marketing	3,104	2,590	10,957	9,448
Research and development	1,369	1,109	4,616	4,078
General and administrative	1,025	1,205	4,120	4,572
Impairment of M2 note receivable	—	—	—	900
Depreciation and amortization	215	110	613	553

	5,713	5,014	20,306	19,551

Income from operations	269	782	1,520	970

Other income (expense):
Interest income	66	41	187	171
Interest expense	(2)	(4)	(12)	(17)
Other	11	14	53	45

	75	51	228	199

Income before income taxes	344	833	1,748	1,169
Income tax expense (benefit)	39	(56)	95	(202)

Net income	$305	$889	$1,653	$1,371

Net income per share - basic	$0.01	$0.05	$0.08	$0.07

Net income per share - diluted	$0.01	$0.04	$0.07	$0.06

Weighted average shares outstanding - basic	20,795,402	19,239,435	20,096,877	19,190,661

Weighted average shares outstanding - diluted	24,230,226	22,639,822	23,544,398	21,313,286

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31, 2005	January 31, 2004
ASSETS

Current Assets:
Cash, cash equivalents and marketable securities	$5,433	$5,328
Accounts receivable, net	4,734	5,293
Notes receivable from M2	353	310
Other current assets	430	288

Total current assets	10,950	11,219

Property and equipment, net	668	541
Notes receivable	2,008	2,376
Goodwill and other intangible assets, net	3,778	—
Other assets	91	110

Total Assets	$17,495	$14,246

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$932	$812
Other accrued liabilities	2,000	2,627
Deferred revenue	6,458	6,256
Current portion of debt and capital lease obligations	86	76

Total current liabilities	9,476	9,771

Long-term portion of debt and capital lease obligations	7	87
Long-term accrued expenses	85	101
Shareholders’ equity	7,927	4,287

Total liabilities and shareholders’ equity	$17,495	$14,246